Exhibit 99.1
December 15, 2023

IDACORP and Idaho Power Announce New Vice President

BOISE, Idaho – IDACORP, Inc. (NYSE:IDA): IDACORP, Inc. and Idaho Power announced today that Amy Shaw has been named Vice President of Finance, Compliance, and Risk, effective January 1. Shaw currently serves as the Director of Investor Relations, Compliance, and Risk for IDACORP and Idaho Power.

Shaw has been with Idaho Power for 20 years, with much of that time spent in leadership. Her previous roles included senior management positions in compliance, risk, and security after starting with the company as an accountant.

“Amy brings a depth of finance and compliance experience to our executive team that will be invaluable as we continue to guide the company through this period of growth and innovation,” said Lisa Grow, IDACORP and Idaho Power President and CEO. “She is also an excellent leader with a passion for the people who make our business thrive—employees, customers, and owners.”

Shaw holds a Bachelor of Science degree in business from the University of Idaho and completed the University of Idaho’s Energy Executive Course in 2016. She serves on board or committee positions with St. Luke’s Health Plan, the University of Idaho Energy Executive Course, and the Western Interconnection Compliance Forum.

Background Information

IDACORP, Inc. (NYSE: IDA), Boise, Idaho-based and formed in 1998, is a holding company comprised of Idaho Power, a regulated electric utility; IDACORP Financial, a holder of affordable housing projects and other real estate investments; and Ida-West Energy, an operator of small hydroelectric generation projects that satisfy the requirements of the Public Utility Regulatory Policies Act of 1978. Idaho Power, headquartered in vibrant and fast-growing Boise, Idaho, has been a locally operated energy company since 1916. Today, it serves a 24,000-square-mile service area in Idaho and Oregon. Idaho Power’s goal to provide 100% clean energy by 2045 builds on its long history as a clean-energy leader that provides reliable service at affordable prices. With 17 low-cost hydropower projects at the core of its diverse energy mix, Idaho Power’s residential, business, and agricultural customers pay among the nation's lowest prices for electricity. Its 2,000 employees proudly serve more than 620,000 customers with a culture of safety first, integrity always, and respect for all. To learn more about IDACORP or Idaho Power, visit www.idacorpinc.com or www.idahopower.com.

Investor and Analyst Contact	Media Contact

Amy Shaw	Jordan Rodriguez
Director of Investor Relations, Compliance, & Risk	Corporate Communications
Phone: (208) 388-5611	Phone: (208) 388-2460
AShaw@idahopower.com	JRodriguez@idahopower.com

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